Exhibit 99.1

The Bon-Ton Stores, Inc. Announces First Quarter Results

    YORK, Pa.--(BUSINESS WIRE)--May 20, 2004--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported results for the first quarter ended May 1, 2004.

    Income

    The Company reported a net loss of $5.6 million, or $0.35 per share, for the first quarter of fiscal 2004 compared to a net loss of $2.9 million, or $0.20 per share, for the first quarter of fiscal
2003.

    Sales

    As previously announced, for the first quarter of fiscal 2004, total sales increased 87.9% to $265.1 million, including $125.7 million from the acquired Elder-Beerman stores, compared to $141.1 million for the same period last year. Bon-Ton comparable store sales decreased 2.0%.
    Elder-Beerman sales are not included in the Company's reported comparable store sales, therefore the following is provided for informational purposes only. Elder-Beerman comparable store sales for the thirteen weeks ended May 1, 2004 decreased 2.9%. For Elder-Beerman and Bon-Ton combined, comparable store sales for the thirteen weeks ended May 1, 2004 decreased 2.4%.

    Gross Margin/Inventory

    In the first quarter, gross margin dollars increased $44.2 million, or 85% over the prior year period, primarily due to the impact of Elder-Beerman operations. The gross margin rate decreased
0.6 percentage point to 36.4% this year versus 37.0% reported for the same period last year. The decrease in gross margin rate reflects the inclusion of Elder-Beerman sales at a comparably lower gross margin rate and an increase in the markdown rate. At the end of the first quarter, comparable store inventory at retail decreased 4.8% compared to the prior year.

    Selling, General and Administrative Expenses

    Selling, general and administrative (SG&A) expenses increased $45.1 million, including $41.4 million from Elder-Beerman operations, in the first quarter. The SG&A expense rate in the first quarter was even with last year at 36.4% of sales. SG&A includes integration costs and expense reductions reflecting the realization of synergies.

    Depreciation and Amortization

    Depreciation expense in the first quarter increased $1.8 million reflecting the expense for the Elder-Beerman operations.

    Interest

    Interest expense increased $2.0 million reflecting the increased borrowings required to fund the acquisition of Elder-Beerman and increased deferred financing fees associated with the Elder-Beerman acquisition.

    Comments

    James H. Baireuther, Vice Chairman and Chief Administrative Officer, commented, "First quarter results were impacted by a decrease in sales volume and a very promotional retail environment which negatively impacted the Company's profit performance. We are addressing this issue with the finalization of our vendor matrix, product assortment and inventory levels, along with a strong marketing calendar. We will leverage each company's respective strengths to drive increased value for our customers and shareholders as we continue the integration process and combine the two companies. The quarter results were positively impacted by synergies realized which offset all of the integration expenses incurred during the first quarter. We are not revising our original earnings guidance for fiscal 2004 of $1.20 to $1.40 per share; we believe this range is attainable."
    First quarter 2004 financial results will be released Thursday, May 20, 2004. The Company's quarterly conference call to discuss the first quarter 2004 will be broadcast live over the Internet on May 20, 2004 at 10:00 a.m. eastern time. To access the call, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp. An online archive of the broadcast will be available within one hour after the conclusion of the call.
    The Bon-Ton Stores, Inc. operates 142 department stores in 16 states from the Northeast to the Midwest under the Bon-Ton and Elder-Beerman names. The stores carry a broad assortment of quality brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, our ability to integrate the recently acquired Elder-Beerman stores into our over-all operations, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.



              THE BON-TON STORES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS




                                                     THIRTEEN
                                                    WEEKS ENDED
                                            --------------------------
(In thousands except share and per share
 data)                                           May 1,       May 3,
(Unaudited)                                       2004         2003
----------------------------------------------------------------------

Net sales                                    $   265,083  $   141,111
Other income, net                                    983          526
----------------------------------------------------------------------
                                                 266,066      141,637
----------------------------------------------------------------------

Costs and expenses:
     Costs of merchandise sold                   168,663       88,927
     Selling, general and administrative          96,507       51,380
     Depreciation and amortization                 6,575        4,764
----------------------------------------------------------------------
Loss from operations                              (5,679)      (3,434)
Interest expense, net                              3,204        1,244
----------------------------------------------------------------------

Loss before income taxes                          (8,883)      (4,678)
Income tax benefit                                (3,332)      (1,730)
----------------------------------------------------------------------

Net loss                                     $    (5,551) $    (2,948)
----------------------------------------------------------------------

Per share amounts -
     Basic:
        Net loss                             $     (0.35) $     (0.20)
----------------------------------------------------------------------

     Basic weighted average shares
      outstanding                             15,686,415   15,033,345

     Diluted:
        Net loss                             $     (0.35) $     (0.20)
----------------------------------------------------------------------

     Diluted weighted average shares
      outstanding                             15,686,415   15,033,345





              THE BON-TON STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS

                                                     May 1,   January
(In thousands except share and per share data)       2004     31, 2004
----------------------------------------------------------------------
Assets                                           (Unaudited)
Current assets:
     Cash and cash equivalents                   $   19,565  $ 19,890
     Retained interest in trade receivables and
      other, net of allowance for doubtful
      accounts and sales returns of $5,776 and
      $6,299 at May 1, 2004 and January 31, 2004,
      respectively                                   79,321   104,679
     Merchandise inventories                        288,588   257,372
     Prepaid expenses and other current assets       21,267    14,683
     Deferred income taxes                            6,474     8,825
                                                  --------------------
       Total current assets                         415,215   405,449
                                                  --------------------

     Property, fixtures and equipment at cost,
      less accumulated depreciation and
      amortization                                  158,773   160,923
     Deferred income taxes                           22,225    24,252
     Goodwill and intangible assets                   9,025     9,121
     Other assets                                    11,236    12,100
                                                 ---------------------
        Total assets                             $  616,474  $611,845
                                                 ---------------------

Liabilities and Shareholders' Equity
Current liabilities:
     Accounts payable                            $  106,531  $ 88,118
     Accrued payroll and benefits                    24,587    36,344
     Accrued expenses                                41,409    42,519
     Current portion of long-term debt                  811     1,113
     Current portion of obligations under capital
      leases                                          1,282     1,797
     Income taxes payable                                 -    13,531
                                                 ---------------------
       Total current liabilities                    174,620   183,422
                                                 ---------------------
Long-term debt, less current maturities             188,492   170,703
Obligations under capital leases, less current
 maturities                                             787     1,013
Other long-term liabilities                          16,895    17,223
                                                 ---------------------
       Total liabilities                            380,794   372,361
                                                 ---------------------


Shareholders' equity
 Preferred Stock - authorized 5,000,000 shares at
  $0.01 par value; no shares issued                       -         -
 Common Stock - authorized 40,000,000 shares at
  $0.01 par value; issued shares of 13,393,178
  and 13,055,740 at May 1, 2004 and January 31,
  2004, respectively                                    134       131
 Class A Common Stock - authorized 20,000,000
  shares at $0.01 par value; issued and
  outstanding shares of 2,951,490 and 2,989,853
  at May 1, 2004 and January 31, 2004,
  respectively                                           30        30
 Treasury stock, at cost - shares of 337,800 at
  May 1, 2004 and January 31, 2004                   (1,387)   (1,387)
 Additional paid-in-capital                         116,423   114,687
 Deferred compensation                                  (36)     (136)
 Accumulated other comprehensive loss                  (996)   (1,298)
 Retained earnings                                  121,512   127,457
                                                 ---------------------
     Total shareholders' equity                     235,680   239,484
                                                 ---------------------
     Total liabilities and shareholders' equity  $  616,474  $611,845
                                                 ---------------------

    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr
             Vice President
             Corporate Communications
             (717) 751-3071